Exhibit 10.26

April 30, 2008

By Hand Delivery

Mr. Nathan Harris

23 Waterloo Circle

Dover, NH 03820

Dear Nathan:

As we have discussed, your employment with Salient Surgical Technologies, Inc. (the “Company”) has ended today April 30, 2008 (the “Separation Date”). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements, as follows:

1. Final Salary, Vacation Pay and Commissions. You will be paid your base salary for the last payroll period of your employment, through the Separation Date, to the extent not already paid, as well as pay, at the rate of your base salary, for any vacation you have earned, but not used, as of the Separation Date, as reflected on the books of the Company. You will be reimbursed for outstanding business expenses incurred through the Separation Date in connection with your employment with the Company, to the extent those expenses are eligible for reimbursement under current Company policies and subject to your submitting those expenses, together with all required documentation and substantiation, within 30 days following the Separation Date. You will receive a final commission payment for the period from April 1, 2008 through the Separation Date, determined in accordance with commission arrangement applicable to you and payable on that date in May, 2008, on which April commission payments are paid to commissioned employees of the Company generally.

2. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under the agreement between you and the Company captioned “Confidentiality Agreement” which you signed on February 5, 2003 (the “Confidentiality Agreement”), the Company will provide you the following:

(a) As severance pay, the Company will continue your base salary, at the rate in effect on the Separation Date, for the period of four (4) months following the Separation Date. Payments will begin on the next regular Company payday following the later of (i) the effective date of this Agreement (which will take effect on the 8th calendar day after the date of your signing, provided you do not revoke it) or (ii) the date this Agreement, signed by you, is received by the Company. The first payment will be retroactive to the day following the Separation Date.

(b) If you are eligible and elect to continue your participation and that of your qualified beneficiaries, if any, in the Company’s group health plan under the federal law known as “COBRA” following the Separation Date, the Company will reimburse you monthly an amount equal to the premium cost and administrative fee for that coverage under “COBRA” through the earlier of August 30, 2008 or the date you begin employment with another employer, pro-rated for any partial calendar month. You agree to notify the Company promptly if you obtain new employment that will commence prior to August 30, 2008. After the Company’s contributions end, you and your qualified beneficiaries may continue participation for the remainder of the COBRA period, if any, by paying the full premium cost plus the administrative fee.

(c) The time for your exercise of any stock options granted to you by the Company that have vested as of the Separation Date is being extended until April 30, 2010. Your rights and obligations with respect to those vested stock options shall otherwise be governed in accordance with the terms of the applicable stock option plan and any other agreements, requirements or restrictions applicable to those options.

(d) Provided you direct any potential employer seeking a reference for you to the Office Manager, Bonnie Brault, she will provide such potential employers your dates of employment and last position held with the Company and will respond to questions concerning the reason for the termination of your employment to the effect that Company policies do not authorize her to provide any information other than that already provided.

3. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

4. Acknowledgement of Full Payment. You acknowledge and agree that the payments to be provided under paragraph 1 of this Agreement shall be in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no bonuses, commissions or other incentives or any other compensation of any kind is owed to you.

5. Status of Employee Benefits, Paid Time Off and Unvested Stock Options. Except for your right to participation in the Company’s group health plan in accordance with COBRA, your participation in all employee benefit plans of the Company in which you were participating on the Separation Date will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date. Any stock options granted you by the Company that are unvested as of the Separation Date will be cancelled as of that date.

6. Your Continuing Obligations.

(a) You acknowledge and agree that your obligations and the rights of the Company set forth in the Confidentiality Agreement are applicable to you both during your employment and after its termination and you agree to continue to abide by the Confidentiality Agreement in accordance with its terms. In addition, you agree to continue to hold in confidence and not to use or disclose at any time to anyone any Confidential Information (as defined in the Confidentiality Agreement), unless and until it has entered the public domain through no fault of your own.

(b) You also agree that you will not disparage the Company or its subsidiary, their businesses, management or products, or otherwise do or say anything that could disrupt the good morale of the employees of the Company or its subsidiary or harm the business interests or reputation of the Company or its subsidiary. You also agree that you will not discuss your employment or any related matters, including without limitation the circumstances under which your employment terminated, with any employee of the Company or its subsidiary or any of the persons with whom the Company or its subsidiary does business.

(c) You agree that, until the expiration of two (2) years following the Separation Date, you will not, directly or indirectly, (i) hire, seek to hire or assist in hiring by recruiters or any others, any employee of the Company; (ii) encourage any employee of the Company to discontinue employment with it or to become employed in any business competitive with the Company; or (iii) encourage any customer, supplier or other person or entity conducting business with the Company to terminate or diminish his/her/its relationship with the Company. Without limiting the generality of the foregoing, you agree that you will not use any goodwill that you have developed in the course of your employment with the Company to induce any hospital or other healthcare organization or any employee or agent thereof or any physician associated with any such hospital or healthcare organization to conduct with you or any other person or entity any business that such hospital or other healthcare facility, employee, agent or physician conducts or could conduct with the Company.

(d) In signing this Agreement, you give the Company assurance that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (whether present or otherwise) of the Company or its subsidiary (including without limitation lists or other records of sales, customers and prospective customers) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment, fax machines, customer records and all other property of the Company and its subsidiary in your possession or control. Further, you agree that you will not retain any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company is ended, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system, after the

Separation Date. Further, you represent and warrant that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

(e) You agree to cooperate with the Company until the expiration of six (6) months following the Separation Date with respect to all matters arising during or related to your employment. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

7. Release of Claims.

(a) In exchange for the special severance pay and benefits provided you under this Agreement, to which you would not otherwise be entitled, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment with the Company or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company, the Company’s subsidiary and other affiliates and all of their respective directors, shareholders, managers, members, officers, employees, agents, representatives, joint venturers, successors and assigns and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

(b) This Agreement, including the release of claims set forth in paragraph 7(a), immediately above, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other person of your choosing; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

8. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding, however, the Confidentiality Agreement and any outstanding loans you may have from the Company or from any benefit plan and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(d) The Company’s obligations to you under this Agreement are expressly conditioned on your full compliance with your obligations under this Agreement, including without limitation your obligations under paragraph 6 and the Confidentiality Agreement. Furthermore, please note that is an express condition of your eligibility to accept this Agreement that you must comply with all of the obligations set forth in paragraph 6 of this Agreement, as well as your obligations under the Confidentiality Agreement, from the Separation Date and that, if you fail to meet those obligations prior to accepting this Agreement, the offer of this Agreement shall automatically be withdrawn.

[Signature page follows immediately.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days following the later of the date on which you first receive it or the Separation Date. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, on the eighth calendar day following the date of your signing, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. You should retain a copy of this Agreement for your records.

Sincerely,

/s/ Joseph Army

Joseph Army

President and CEO

Accepted and agreed:

Signature:      /s/ Nathan Harris

Date:                     5/12/08